EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Forms S-8 (Nos. 333-137497, 333-114643, 333-101691, 333-87488, 333-45742 and 333-03583) and the Registration Statements on Form S-3 (Nos. 333-116226, 333-79147, 333-61489, 333-41199, and 333-19951) of Patterson Companies, Inc. of our reports dated June 27, 2012, with respect to the consolidated financial statements and schedule of Patterson Companies, Inc., and the effectiveness of internal control over financial reporting of Patterson Companies, Inc. included in this Annual Report (Form 10-K) for the year ended April 28, 2012.

/s/    Ernst & Young LLP

Minneapolis, Minnesota

June 27, 2012